Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Reports Fourth Quarter Results of $0.08 per share; Full year
Results of $0.62 per share
MINNEAPOLIS, March 3, 2010 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue of $32.6 million and net income of $774,000, or $0.08 per diluted share, for its fiscal fourth quarter ended January 3, 2010. These results compare to revenue of $32.8 million and a net loss of $2.0 million, or ($0.22) per diluted share for the comparable period in the prior year. For the full year ended January 3, 2010, the company reported net income of $5.7 million, or $0.62 per diluted share, on total revenue of approximately $136.0 million, as compared with net income of $389,000, or $0.04 per diluted share, on total revenue of approximately $140.4 million for fiscal 2008.
Fiscal 2009’s fourth quarter and full year results include an approximate $0.05 per diluted share impact resulting from a 53rd fiscal week, compared to 52 weeks in the prior fiscal year. The fiscal 2009 full year results also reflect approximately $0.05 of net charges for asset impairments, lease terminations, other closing costs, and early debt retirement. Fiscal 2008’s fourth quarter and full year results include an approximate $0.23 and $0.49 per diluted share, respectively, in net charges for asset impairments, lease terminations, and other closing costs.
“We were pleased with the response to our targeted promotional efforts during the fourth quarter, which helped boost sales and traffic for dine-in, to-go and catering,” said Christopher O’Donnell, president and chief executive of Famous Dave’s. “Additionally, our operations team did a ‘famous’ job of executing and maintaining a high level of guest satisfaction during the quarter, and despite the challenging sales environment of 2009, the company delivered solid financial results.”
Fourth quarter same store sales for company-owned restaurants open for 24 months or more declined 3.4 percent year-over-year, while same store sales for its franchise-operated restaurants declined 8.5 percent. Full year same store sales for company-owned restaurants decreased 6.3 percent, while its franchise-operated restaurants declined 8.5 percent.
Sales results for company-owned restaurants reflect general declines in consumer spending, which impacted the dine-in, to-go and catering business segments. Sales declines were slightly offset by the impact of weighted average price increases of approximately 2.3 percent since December 2008 and sales building promotional activity. Off-premise sales for fiscal 2009 totaled 31.1 percent of sales compared to 32.4 percent for fiscal 2008.
Franchise royalty revenue for the quarter totaled $4.1 million, up 6.0 percent from the comparable period in 2008. Franchise royalty revenue for the full year totaled $16.9 million, a slight decrease from 2008’s royalty revenue. The full year decrease in franchise royalty revenue reflects the decline in comparable sales for franchise-operated restaurants, partially offset by the annualization of a net nine additional franchise-operated restaurants open since the fourth quarter of 2008.
Fiscal 2009 results reflect net charges of approximately $0.05 per diluted share. A loss on the early extinguishment of debt of $0.04 per diluted share, lease termination charges of $0.02 per diluted share, carrying costs related to closed units of $0.01 per diluted share, and software impairments of $0.01 per diluted share, were partially offset by a gain of $0.03 per diluted share on lease terminations for two previously closed restaurants.

Stock-Based Compensation
Earnings results for the fourth quarter of 2009 included approximately $221,000, or $0.02 per diluted share, in compensation expense related to the company’s stock-based incentive programs, as compared to a credit of approximately $4,000, for the prior year comparable period. Stock-based compensation expense for the full year ended January 3, 2010 was approximately $832,000 compared to approximately $694,000 for the prior year comparable period.
Common Share Repurchases
During the quarter, the company repurchased 31,600 shares of common stock under its current authorization, at an average price of $5.95 per share, excluding commissions, for a total of approximately $188,000.
Marketing and Development
Marketing and Development highlights during the quarter included a Limited Time Offer featuring a “Smokin’ hot meatloaf and potatoes” entrée and a 12 ounce smoked rib-eye steak with Dave’s special barbeque butter. Additionally, sales stimulation tactics were used to promote dine-in and catering occasions.
During the fourth quarter of fiscal 2009, three franchise-operated restaurants opened in Lake Delton, Wisconsin, Topeka, Kansas and Ft. Collins, Colorado. Two franchise-operated restaurants closed in Augusta, Georgia and Grand Rapids, Michigan. One company-owned location closed in Naperville, Illinois. Famous Dave’s ended the quarter with 177 restaurants, including 45 company-owned restaurants and 132 franchise-operated restaurants, located in 37 states. Additionally, during the fourth quarter, the company entered into an Area Development Agreement for four restaurants in Nevada and Northern California. Subsequent to the quarter, two franchise-operated restaurants closed in West Virginia.
Acquisition of Seven Franchise Restaurants
As previously announced, on March 2, 2010, the Company was approved as the winning bidder for seven franchise restaurants based in New Jersey and New York. The Company utilized its line of credit, and paid approximately $6.8 million for the assets. This amount will be converted to a long-term loan provided by Wells Fargo Bank, N.A. This loan will have a seven year term, bears interest at LIBOR plus 225 basis points and has no prepayment penalties associated with it. In connection with this term loan, the Company is amending its existing Credit Agreement to address future covenant requirements to ensure compliance as a result of the additional indebtedness.
The acquisition of these seven restaurants is expected to add approximately $14.5 million in revenue, net of lost royalty fees, for the remainder of fiscal 2010. Due to acquisition costs, anticipated repairs and maintenance, and increased operational expense, associated with the acquisition, these restaurants are not expected to contribute to earnings during fiscal 2010. The Company will, however, record a one-time non-cash gain in the first quarter of 2010, equal to the difference between the purchase price and the fair market value of the assets acquired. The seven restaurants are expected to be additive to earnings in subsequent years.

Outlook
For 2010, Famous Dave’s expects to open one new company-owned restaurant and anticipates the addition of approximately eight franchise-operated restaurants. The company plans to spend approximately $5.5 million on capital expenditures in 2010 for one new company-owned restaurant, several remodels of existing company-owned restaurants, maintenance for existing restaurants and anticipated capital expenditures for the newly acquired restaurants, and various infrastructure projects.
“We remain optimistic about the coming year, and plan to build on the recent momentum we’ve experienced over the last couple of months,” O’Donnell said. “During 2009, we improved our bottom line, generated strong cash flow and strengthened our balance sheet; positioning Famous Dave’s well to meet the challenges and opportunities of 2010.”
Conference Call
The company will host a conference call tomorrow, March 4, 2010, at 10:00 a.m. Central Time to discuss its fourth quarter and full-year 2009 financial results. A live webcast of the discussion will be available through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 124 additional locations in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2010	2008	2010	2008
Revenue:
Restaurant sales, net	$28,334	$28,797	$117,934	$122,016
Franchise royalty revenue	4,061	3,832	16,912	17,026
Franchise fee revenue	45	35	200	492
Licensing and other revenue	161	141	972	848

Total revenue	32,601	32,805	136,018	140,382

Costs and expenses:
Food and beverage costs	8,443	8,827	35,489	37,581
Labor and benefits costs	9,159	9,459	37,016	38,185
Operating expenses	7,995	8,348	31,487	32,510
Depreciation and amortization	1,357	1,396	5,191	5,522
Asset impairment and estimated lease termination and other closing costs	90	3,033	209	6,912
General and administrative expenses	4,103	4,151	16,079	16,521
Pre-opening expenses	—	467	—	1,103
Net loss on disposal of property	20	2	33	18

Total costs and expenses	31,167	35,683	125,504	138,352

Income (loss) from operations	1,434	(2,878)	10,514	2,030

Other expense:
Loss on early extinguishment of debt	(20)	—	(509)	—
Interest expense	(266)	(499)	(1,443)	(1,977)
Interest income	36	74	129	246
Other income (expense), net	—	4	(1)	(29)

Total other expense	(250)	(421)	(1,824)	(1,760)

Income (loss) before income taxes	1,184	(3,299)	8,690	270

Income tax (expense) benefit	(410)	1,344	(2,989)	119

Net income (loss)	$774	$(1,955)	$5,701	$389

Basic net income (loss) per common share	$0.08	$(0.22)	$0.63	$0.04

Diluted net income (loss) per common share	$0.08	$(0.22)	$0.62	$0.04

Weighted average common shares outstanding — basic	9,143,000	9,075,000	9,114,000	9,406,000

Weighted average common shares outstanding — diluted	9,292,000	9,075,000	9,211,000	9,542,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2010	2008	2010	2008
Food and beverage costs (1)	29.8%	30.7%	30.1%	30.8%
Labor and benefits (1)	32.3%	32.8%	31.4%	31.3%
Operating expenses (1)	28.2%	29.0%	26.7%	26.6%
Depreciation & amortization (restaurant level) (1)	4.2%	4.3%	3.9%	4.1%
Depreciation & amortization (corporate level) (2)	0.5%	0.5%	0.4%	0.4%
Asset impairment and lease termination and other closing costs (1)	0.3%	10.5%	0.2%	5.7%
General and administrative expenses (2)	12.6%	12.7%	11.8%	11.8%
Pre-opening expenses and net loss on disposal of property (1)	0.1%	1.6%	0.0%	0.9%
Total costs and expenses (2)	95.6%	108.8%	92.3%	98.6%
Income (loss) from operations (2)	4.4%	(8.8%)	7.7%	1.4%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	January 3,	December 28,
	2010	2008
ASSETS
Cash and cash equivalents	$2,996	$1,687
Other current assets	9,486	11,604
Property, equipment and leasehold improvements, net	54,818	58,129
Other assets	1,081	1,981

Total assets	$68,381	$73,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,464	$12,060
Line of credit	13,500	18,000
Other long-term obligations	9,423	17,157
Shareholders’ equity	32,994	26,184

Total liabilities and shareholders’ equity	$68,381	$73,401

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended
	January 3,	December 28,
	2010	2008

Cash flows provided by operating activities	$14,521	$11,157
Cash flows used for investing activities	(1,930)	(10,466)
Cash flows used for financing activities	(11,282)	(542)

Increase in cash and cash equivalents	$1,309	$149

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2010	2008	2010	2008

Restaurant sales (in thousands):
Company-Owned	$28,334	$28,797	$117,934	$122,016
Franchise-Operated	$87,703	$79,892	$358,696	$355,946

Total number of restaurants:
Company-Owned	45	47	45	47
Franchise-Operated	132	123	132	123

Total	177	170	177	170

Total weighted average weekly net sales (AWS):
Company-Owned	$44,692	$45,929	$48,197	$50,685
Franchise-Operated	$48,001	$50,790	$53,016	$56,535

AWS 2005 and Post 2005: (1)
Company-Owned	$51,784	$60,582	$57,027	$65,684
Franchise-Operated	$51,943	$56,474	$57,890	$63,315

AWS Pre 2005: (1)
Company-Owned	$42,135	$41,281	$45,085	$46,776
Franchise-Operated	$41,687	$43,363	$45,885	$48,279

Operating Weeks:
Company-Owned	634	627	2,441	2,399
Franchise-Operated	1,824	1,573	6,758	6,296

Comparable net sales: (2)
Company-Owned	(3.4%)	(8.3%)	(6.3%)	(2.0%)
Franchise-Operated	(8.5%)	(7.4%)	(8.5%)	(3.6%)

Total number of comparable restaurants:
Company-Owned	38	38	37	35
Franchise-Operated	100	89	90	74

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

(2)	Comparable data based on a 52 week comparison from the prior year as of 12/27/2009.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.